                                                               Exhibit (b)(4)


September 14, 1998


Mr. Mark W. Mikosz
Chief Financial Officer
Cooker Restaurant Corporation
5500 Village Boulevard
West Palm Beach, FL 33407

Dear Mark:


Thank you for the opportunity to make the following commitment to you. NationsBank of Tennessee, N.A. (the "Bank") is pleased to have approved for Cooker Restaurant Corporation, (the "Borrower") a credit facility consisting of a term loan and a revolving line of credit in an amount not to exceed $40,000,000 (the "Loan"). This commitment is to be used by you for the purpose of refinancing debt and repurchasing common stock.

This commitment is subject to the execution and delivery to the Bank of legal documents yet to be prepared, including, without limitation, loan agreements, promissory notes, guaranties, and collateral and security documents. All such documents must be satisfactory in form and substance to the Bank and its counsel.

The making and funding of any loans under this commitment (in addition to any other conditions which may be required in the documents referred to in the preceding paragraph) is expressly subject to the terms and conditions set forth in the attached Terms and Conditions. In particular, the attached terms and conditions contemplate a $62,500,000 facility. In order to close this facility, it will be necessary for First Union National Bank to fold in $22,500,000 of its existing $33,000,000 facility as outlined in the attached Terms and Conditions. We hereby consent to your filing of this commitment letter and attached term sheet in filings to be made under the federal securities laws.

If you find the terms and conditions of this commitment to be acceptable to you, please execute the enclosed copy of this letter and return it to the undersigned. If not accepted, this commitment shall expire on September 17, 1998.


Sincerely,

/s/ William H. Diehl


William H. Diehl
Senior Vice President

Accepted and agreed to this 16 day of September, 1998.

Cooker Restaurant Corporation                     First Union National Bank


By: /s/ Mark W. Mikosz                            By: /s/ Walker Duvall
   ___________________                               __________________
Title: VP-CFO                                     Title:

THE FOLLOWING INFORMATION REPRESENTS A SUMMARY OF GENERAL TERMS AND CONDITIONS FOR A NEW $62,500,000 CREDIT FACILITY TO SUPPORT THE REPURCHASE OF COMMON STOCK OF THE COOKER RESTAURANT CORPORATION AND FOR WORKING CAPITAL. THE FACILITY WOULD CONSIST OF A $52,500,000 TERM LOAN AND $10,000,000 REVOLVING LINE OF CREDIT.


                       INDICATIVE TERMS AND CONDITIONS

                              SEPTEMBER 14, 1998


BORROWER:               Cooker Restaurant Corporation and subsidiaries,
                        jointly and severally.

NATIONSBANK:            NationsBank of Tennessee, N.A.

PURPOSE OF
CREDIT FACILITY:        To fund the repurchase of up to $48,000,000 of
                        common stock of Cooker Restaurant Corporation and to provide working capital. This will be a bridge loan that can be converted to a term loan under certain circumstances.

BRIDGE LOAN:            A $52,500,000 Bridge Loan which will have a 66 month
                        maturity, subject to mandatory paydown in the event certain conditions are not met by the second closing.

REVOLVING LINE
CREDIT: A $10,000,000 Revolving Line of Credit with a 66 month maturity, subject to mandatory paydown in the event certain conditions are not met by the second closing. Borrower will pay a non-use fee of 1/4% per annum on the average unused portion of the Revolving Line of Credit, payable quarterly in arrears.

INTEREST RATE:          The rate of interest charged on the Bridge Loan and
                        the Revolving Line of Credit will be the 30-day LIBO
                        Rate (as determined by NationsBank and adjusted for reserves) plus the Applicable Margin. The Applicable
                        Margin will be based upon the ratio of Funded Debt to EBITDA on a rolling four quarter basis determined under the following table:

                        Ratio of Funded
                        Debt to EBITDA          Applicable Margin
                        --------------          -----------------
                         => 4.0 to 1.0            2.25%

                         => 3.0 to 1.0 but
                         < 4.0 to 1.0             2.0%

                         => 2.5 to 1.0 but
                         < 3.0 to 1.0             1.50%

                         =>2.0 to 1.0 but
                         <2.5 to 1.0              1.25%

                         < 2.0 to 1.0             1.0%

COMMITMENT FEE:         A commitment fee of 25 basis points will be payable
                        at closing.

AGENT'S FEE:            $25,000 annually, payable in advance.

INITIAL COLLATERAL:     The credit facility would be secured by a first
                        mortgage on 25 restaurant properties owned by the Borrower. Attached as Annex 1 is a list of those properties. On the first closing date, the Borrower shall be required to execute and deliver to NationsBank first priority mortgages and/or deeds of trust on the fee simple interest and improvements and fixtures on the 25 properties. NationsBank will record the mortgages on the 25 properties. On the closing date, NationsBank will not require a mortgagee title insurance policy covering the 25 properties but instead will require an updated commitment or title search bringing down the owner's title policies on the 25 properties. Borrower shall also assign its rights under its existing title insurance policies covering the 25 properties. The
                        Borrower will also execute a negative pledge agreement on the 11 restaurants described on Annex 2.

PERIOD BETWEEN
FIRST CLOSING AND
SECOND CLOSING:         For the period of 180 days following the First
                        Closing Date, the Borrower shall have the opportunity to find permanent financing on some or all of the 36 properties that comprise the Collateral. During this period, Borrower shall not further encumber any of the 36 properties. The negative pledge agreement referenced above shall be in effect. At the end of the 180 day period or upon an earlier default, any properties that the Borrower has not refinanced and applied the net proceeds against the Term Loan would then be the subject of a second closing.

                        By the 30th day following the first closing, Borrower shall execute and deliver to NationsBank mortgages and/or deeds of trust on the 11 properties identified in Annex 2. These mortgages and deeds of trust will be held in escrow by NationsBank for the remainder of the 180-day term or the earlier default by Borrower.

                        On or before 90 days following the first closing, Borrower shall identify those of the 36 properties that will be refinanced through another program sponsored by NationsBank or another lender. The properties so identified will be referred to as the "Refinanced Properties." The remaining properties, together with any substitute or additional properties acceptable to Lenders, provided by Borrower, will be the collateral for the remaining 5 years of the term loan and the remaining 5 years of the line of credit and shall be referred to as the "Permanent Collateral."

                        The second closing for the Permanent Collateral shall occur on or before 6 months following the first closing date. All of the Permanent Collateral will be subject to deeds of trust and/or mortgages in favor of NationsBank and for which NationsBank shall have obtained or received the following: (1) a first priority deed of trust and/or mortgage; (2) a mortgagee's title insurance policy on each of the restaurants comprising the Permanent Collateral issued by a title insurance company acceptable to NationsBank with all printed exceptions deleted and containing only those exceptions that are acceptable to NationsBank; (3) an appraisal on each property comprising the Permanent Collateral performed by an appraiser engaged by NationsBank which appraisal shall be conducted in conformance with FIRREA requirements; (4) current surveys for each property in form and content acceptable to NationsBank; and (5) a Level One environmental survey and environmental indemnity agreement for each property satisfactory to NationsBank. Each property that satisfies the above conditions will be referred to as an "Acceptable Property" and collectively the "Acceptable Properties." Borrower may provide additional and/or substitute properties acceptable to Lenders which will also be considered "Acceptable Properties" if they meet the foregoing criteria. Upon a sale, casualty loss or condemnation affecting an Acceptable Property and so long as Borrower is not in default, Borrower may propose to substitute a property of equal or greater value to the affected Acceptable Property and, if approved by Lenders and if the proposed property meets all the criteria as an Acceptable Property, the affected Acceptable Property will be released from Lenders' lien upon substitution of the property so proposed by Borrower and approved by Lenders without payment of release consideration. The amount of the permanent facility will be 70% of the appraised value of the Acceptable Properties ("Renewal Amount"). At the second closing the $62,500,000 facility shall be paid down to the Renewal Amount. At the Borrower's option, the Renewal Amount may be entirely in the form of a term note or a portion of it may be a revolving line of credit. To the extent that a portion is a revolving line of credit, it may not exceed $10,000,000.00. In conjunction with the second closing, Borrower shall pay all costs and expenses associated with the second closing including, but not limited to, indebtedness tax, recording fees, mortgagee title premium, survey costs, appraisal costs, legal fees, and environmental surveys.

PERMANENT LOAN:         The permanent loan in the Renewal Amount, consisting
                        of a term loan or a term loan and revolving line of credit will have a 60 month maturity from the date of the second closing. Any portion of the permanent loan that is a term loan held by First Union will have a 84 month mortgage amortization with a 60 month balloon and any portion held by NationsBank will have a 180 month level principal amortization with a 60 month balloon. The revolving line of credit will have a maturity of 60 months from the Second Closing.

PRIOR TITLE
POLICIES:               Prior to the first closing, Borrower shall promptly
                        furnish to NationsBank copies of existing owner's policies for the 25 properties, together with surveys, copies of the printed exceptions shown on those title policies, environmental reports, appraisals, and other information required by NationsBank.

FIXED CHARGE
COVERAGE RATIO:         Borrower shall maintain a fixed charge coverage ratio
                        of at least 1.2 to 1.0. This is defined as net income plus depreciation, plus interest expense, plus operating lease expenses, divided by current maturities of long term debt (including capital leases) plus interest expense, plus operating lease expense plus dividends, computed on a rolling four quarter basis.

SENIOR FUNDED DEBT
TO EBITDA RATIO:        Borrower shall maintain a senior funded debt to
                        EBITDA ratio of no more than 4.0 to 1.0 for the fiscal year ended December 31, 1998; 3.25 to 1.0 for the fiscal year ended December 31, 1999; and 2.75 to
                        1.0 for the fiscal year ended December 31, 2000 and years thereafter. This is defined as funded debt
                        (including capital leases) but excluding subordinated debt divided by EBITDA, computed on a rolling four quarter basis.

RENT COVERAGE
RATIO: Borrower shall maintain a rent adjusted funded debt to EBITDAR ratio of no more than 4.25 to 1 for the fiscal year ended December 31, 1998; 4.00 to 1 for the fiscal year ended December 31, 1999; and 3.5 to 1 for the fiscal year ending December 31, 2000 and years thereafter. This is defined as (Senior Funded Debt plus (operating lease expense times 8)) divided by EBITDAR, computed on a rolling four quarter basis.

DEBT LIMITATIONS:       Borrower may borrow up to $20,000,000.00
                        from CIT for equipment financing in 1998 in the form of capitalized leases, plus additional financing for new stores and equipment in future years, subject to compliance with financial covenants.

INTEREST RATE
HEDGE PROGRAM:          Borrower shall enter into a hedge program for at
                        least 40% of the Credit Facility to protect itself from interest rate fluctuations.

CONDITIONS
TO FIRST CLOSING:       Customary for financings of this nature, including,
                        but not limited to, completion of due diligence, appraisals, no disruption of financial and capital markets, insurance coverage, executed documents, legal opinions, copies of environmental studies, corporate resolutions, certificates of good standing, and others deemed necessary by NationsBank all in form and substance acceptable to NationsBank.

                        Commitments from First Union to refinance $22,500,000 of its existing facility as a part of this Credit Facility. NationsBank will retain $40,000,000 of the Facility (inclusive of a participation of $10,000,000 to AmSouth).

                        Title searches bringing down the existing owner's policies on the 25 properties showing no material liens and encumbrances.

                        No material adverse change in the condition of the Borrower from the date hereof to the closing.

                        NationsBank shall be satisfied with the terms of the Subordinated Debt issue. The amount outstanding as of the Closing Date shall be at least $13,000,000.00.

                        Satisfactory assessment by NationsBank of Borrower's Year 2000 preparedness.

REPRESENTATIONS
AND WARRANTIES:         Usual and customary in a financing of this nature,
                        including, but not limited to:

                             Borrower's projections fairly reflect its financial condition and there has been no material adverse change in the Borrower's condition since the date of their issuance;

                             The Borrower has good and legal title to all properties and all are free and clear of liens, except as permitted hereunder;

                             And any other Representations and Warranties deemed necessary by NationsBank.

BORROWER
COVENANTS:              Borrower will provide to NationsBank (a) within 150
                        days after each fiscal year end audited financial statements for the Borrower, in form and substance satisfactory to NationsBank, performed and certified by an independent auditor and accompanied by a covenant compliance certificate, (b) within 45 days after each fiscal quarter financial statements for the Borrower for such quarter and year to date and a covenant compliance certificate, certified by the an Officer, satisfactory to NationsBank, of the Borrower, and (c) within 60 days after the beginning of each fiscal year copies of the Borrower's annual budget;

                        Borrower shall not change its fiscal year end without the consent of NationsBank;

                        Borrower shall maintain insurance on its assets in all respects satisfactory to NationsBank, including (a) casualty insurance against all risk of physical loss without deduction for depreciation but in no event less than the total outstanding debt (principal and current interest), (b) use and occupancy insurance covering either rental income or business interruption with coverage in an amount satisfactory to NationsBank, and
                        (c) comprehensive general liability insurance covering the subject property in an amount satisfactory to NationsBank;

                        Other covenants customary for financings of this nature, including (but not limited to): corporate existence, maintenance of property and insurance, conduct of business, limitation on future debt, payment of taxes and compliance with laws, use of proceeds, and limitations on consolidations, mergers, acquisitions, sale of assets and inter-company transactions to be determined.

                        Maintenance of all licenses, permits, etc.

                        Borrower shall not pay dividends if it is in default, or after giving effect the payment would be in default.

EVENTS OF DEFAULT:      Customary for financing of this nature.

NATIONSBANK
COUNSEL:                Neal & Harwell, PLC

ASSIGNMENTS/
PARTICIPATIONS AND
VOTING RIGHTS:          Customary for financings of this nature.

GOVERNING LAW:          State of  Tennessee.

CHANGE OF
CIRCUMSTANCES:          Customary provisions protecting NationsBank in the
                        event of unavailability of funding, illegality, capital adequacy requirements, increased costs, withholding taxes and funding losses.

EXPENSES:               Borrower will pay all reasonable costs and expenses
                        of NationsBank, associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Credit Facility, including without limitation, all legal and professional fees regardless of whether or not the Credit Facility is closed.

                               ANNEX 1

107 Hermitage Cooker                    Owned    110 Parkway Cooker                      Owned
4770 Lebanon Road                       6,100    1211 Murfreesboro Road                  7,200
Hermitage, TN 37076            Opened: 4/5/84    Nashville, TN 37217-2400      Opened: 12/9/86
615-883-9700                       Seats: 188    615-361-4747                       Seats: 220

112 Cleveland Ave. Cooker               Owned    114 Rivergate Cooker                    Owned
6193 Cleveland Avenue                   7,800    317 Bluebird Lane                       8,100
Columbus, OH 43229           Opened: 12/06/87    Goodlettsville, TN                    Opened:
614-899-7000                       Seats: 226    37072-2303                           10/24/88
                                                 615-859-2756                       Seats: 255

117 East Main Cooker                    Owned    118 Cincinnati Cooker                   Owned
5225 East Main Street                   7,240    8850 Governor's Hill Drive              9,100
Columbus, OH 43213-2503       Opened: 8/12/90    Cincinnati, OH 45249-1337    Opened: 02/02/90
614-759-6700                       Seats: 220    513-677-3100                       Seats: 254



120 Dayton Cooker                        Owned    122 Auburn Hills Cooker                 Owned
1383 Miamisburg-Centerville Rd.          7,700    3773 East Walton Boulevard              8,200
Dayton, OH 45459-3852         Opened: 11/17/91    Auburn Hills, MI 48326-2237   Opened: 5/31/92
513-439-4660                        Seats: 243    810-373-5050                       Seats: 252



124 Westlake Cooker                      Owned    126 North High Cooker                   Owned
857 Columbia Road                        6,700    8360 North High Street                  8,200
Westlake, OH 44145-1427        Opened: 11/1/92    Columbus, OH 43235-6403      Opened: 12/20/92
216-899-9494                        Seats: 210    614-438-5800                       Seats: 252

129 Springdale Cooker                    Owned    130 Novi Cooker                         Owned
11333 Princeton Pike                     9,433    39581 12 Mile Road                      7,200
Springdale, OH 45246-3201      Opened: 5/23/93    Novi, MI 48377                Opened: 10/3/93
513-772-4546                        Seats: 286    810-380-2600                       Seats: 242

132 Toledo Cooker                        Owned    144 Solon Cooker                        Owned
5628 Airport Highway                     7,200    6150 SOM Center Road                    7,200
Holland, OH 43528             Opened: 10/31/93    Solon, OH 44139                       Opened:
419-867-4994                        Seats: 242    216-519-9800                         11/18/95
                                                                                     Seats: 240

148 Vandalia Cooker                      Owned    150 Beavercreek Cooker                  Owned
7580 Poe Avenue                          9,039    2819 Centre Drive                       7,667
Dayton, OH 45414               Opened: 5/20/96    Beavercreek, OH 45431         Opened: 6/13/96
513-454-1100                        Seats: 292    513-427-4700                       Seats: 240

151 Sterling Heights Cooker              Owned    152 Boardman Cooker                      Owned
14425 Lakeside Circle                    9,169    1247 Boardman Poland Road                9,036
Sterling Heights, MI 48313     Opened: 6/24/96    Boardman, OH 44514           Opened:  07/01/96
810-566-9597                        Seats: 280    330-629-6161                        Seats: 292

156  Saginaw Cooker                      Owned    157 Grand Rapids                         Owned
3870 Bay Road                            9,169    3050 Alpine Road                         9,036
Saginaw, MI 48603            Opened:  02/17/97    Walker, MI 49504               Opened:  3/3/97
517-249-8570                       Seats:  296    616-785-3242                       Seats:  284

159 Beechmont                            Owned    162 Mentor                               Owned
8600 Beechmont                           9,036    7787 Reynolds Road                       7,755
Cincinnati, OH 45225          Opened:  3/17/97    Mentor, OH 44060-5320          Opened: 8/25/97
513-474-1299                       Seats:  296    440-269-8480                        Seats: 266

164 Canton                               Owned    165 Cuyahoga Falls                       Owned
41980 Ford Road                          8,590    283 Howe Ave.                            7,050
Canton, MI 48187-3647          Opened: 8/11/97    Cuyahoga Falls, OH            Opened: 12/15/97
313-981-6595                        Seats: 284    44221-4915                          Seats: 266
                                                  330-929-2322

171 Troy                                 Owned
5460 Corporate Dr.                       7,755
Troy, MI 48098                 Opened: 3/23/98
248-952-5801                        Seats: 266

                               ANNEX 2

127 Willow Lake Cooker                     Owned     133 East Memphis Cooker                   Owned
2801 Lake Circle Drive                     7,865     6980 Winchester Road                      7,200
Indianapolis, IN 46268-4205      Opened: 3/14/93     Memphis, TN 38115              Opened: 10/31/93
317-471-1111                          Seats: 262     901-367-1999                         Seats: 242


134 Raleigh Cooker                         Owned     135 Fairlakes Cooker                      Owned
4516 Falls of Neuse Road                   7,200     12950 Fair Lakes Shopping Ctr             7,200
Raleigh, NC 27609               Opened: 12/12/93     Fairfax, VA 22003              Opened: 12/19/93
919-981-7400                          Seats: 242     703-802-1050                         Seats: 242


146 Murfreesboro Cooker                    Owned     147 Gwinnett Cooker                       Owned
730 N.W. Broad St.                         7,667     1590 Pleasant Hill Road                   9,169
Murfreesboro, TN 37219            Opened: 3/2/96     Duluth, GA 30136               Opened: 05/06/96
615-895-6400                          Seats: 234     770-717-5020                         Seats: 288


149 Town Center Cooker                     Owned     158 Chesapeake                            Owned
790 Cobb Place Boulevard                   9,036     628 Jarman Road                           7,800
Kennesaw, GA 30144               Opened: 5/27/96     Chesapeake, VA 23320            Opened: 3/17/97
770-424-2925                          Seats: 292     757-424-7800                         Seats: 240

161 Chattanooga                            Owned     176 Knoxville Cooker                      Owned
2225 Gunbarrell Road                       7,067     106 Major Reynolds Road                   7,755
Chattanooga, TN 37421            Opened: 6/23/97     Knoxville, TN 37919            Opened: 09/15/98
423-954-3020                          Seats: 224     423-330-0202                        Seats:  266

172 Augusta                                Owned
276 Robert C. Daniel                       7,755
Jr. Parkway                      Opened: 3/18/98
Augusta, GA 30909                     Seats: 266
706-737-2600